Exhibit 21 – Subsidiaries of Gehl Company

Mustang Manufacturing Company, Inc. (Minnesota)

Compact Equipment Attachments, Inc. (Wisconsin)

Gehl Europe GmbH (Germany)

Gehl Power Products, Inc. (South Dakota)

Gehl Receivables LLC (Delaware)

Gehl Funding LLC (Delaware)

Gehl Receivables II, LLC (Delaware)

Gehl Funding II, LLC (Delaware)